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                                                                   EXHIBIT 28(b)



                         PRO FORMA FINANCIAL INFORMATION


The Company acquired the Cambridge Brands Division of Warner-Lambert Company on October 15, 1993. The pro forma income statement data for the year ended December 31, 1992 and the nine months ended September 30, 1993 presented below have been prepared assuming the Company consummated the acquisition of Cambridge Brands at the beginning of the period presented and reflect estimated purchase accounting and other adjustments related to the acquisition. The pro forma balance sheet data as of September 30, 1993 assumes the Company consummated the acquisition of Cambridge Brands on September 30, 1993. The pro forma income statement and balance sheet data presented below is unaudited. The pro forma income statement data are not necessarily indicative of what the actual results of operations would have been had the transactions occurred at the beginning of the period presented, nor do the purport to indicate the results of future operations. All amounts are in thousands except per share data.


INCOME STATEMENT DATA:


                                           For the            For the nine
                                         year ended           months ended
                                        December 31,         September 30,
                                            1992                  1993
                                        ------------         -------------
Net sales                               $    303,576         $     244,170
Cost of goods sold                           158,216               122,307
                                        ------------         -------------
                                             145,360               121,863

Operating expenses:
  Marketing, selling and
    advertising                               55,219                45,598
  Distribution and ware-
    housing                                   20,013                15,801
  General and administrative                  17,828                13,000
                                        ------------         -------------

Earnings from operations                      52,300                47,464
Other income, net                              3,978                 3,669
Provision for income taxes                   (22,107)              (20,441)
                                        ------------         -------------

Net earnings                            $     34,171         $      30,692
                                        ------------         -------------
                                        ------------         -------------

Net earnings per
  common share                          $       3.34         $        2.91
                                        ------------         -------------
                                        ------------         -------------

Average common shares
  outstanding                                 10,229                10,534


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BALANCE SHEET DATA:


                                                             September 30,
                                                                  1993
                                                             -------------
Assets
- ------

Accounts receivable                                          $      51,644
Inventories                                                         71,251
Other current assets                                                47,055
                                                             -------------
                                                                   169,950
Property, plant and
  equipment                                                         78,118
Other assets                                                       112,114
                                                             -------------

Total assets                                                 $     360,182
                                                             -------------
                                                             -------------

Liabilities and Shareholders' Equity
- ------------------------------------

Notes payable to banks                                       $      82,304
Other current liabilities                                           33,496
                                                             -------------
                                                                   115,800

Noncurrent liabilities                                              37,745

Shareholders' Equity
  Common stock                                                       7,315
  Capital in excess of par value                                   111,108
  Retained earnings                                                 90,627
  Equity adjustment from foreign
    currency translation                                            (2,413)
                                                             -------------
                                                                   206,637
                                                             -------------

Total liabilities and shareholders'
  equity                                                     $     360,182
                                                             -------------
                                                             -------------
